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							  Exhibit 99

(Ohio Casualty Corporation letterhead)


Contacts:  Analyst contact:  Dennis E. McDaniel
	   Vice President, Strategic Planning and Investor Relations
	   513-603-2197
	   dennis.mcdaniel@ocas.com

	   Media contact:  Cindy L. Denney
	   Assistant Vice President, Corporate Communications
	   513-603-2074; cell phone: 703-7372
	   cindy.denney@ocas.com


For Immediate Release


		       OHIO CASUALTY CORPORATION NAMES
		  NEW SENIOR VICE PRESIDENT AND CONTROLLER;
		    APPOINTS INVESTOR RELATIONS OFFICER


FAIRFIELD, Ohio, January 27, 2004  --- Ohio Casualty Corporation (NASDAQ:
OCAS) (Ohio Casualty) today announced that Michael Winner, CPA, has been named senior vice president of finance and controller of the company, effective February 9, 2004.

Mr. Winner comes to Ohio Casualty from Nationwide Insurance, Columbus, OH, where he was vice president of finance. Prior to that, he had served as director of aggressive cost management and director of corporate accounting for Nationwide. Mr. Winner began his career in 1985 with KPMG Peat Marwick, in Columbus, OH. He also worked as vice president and controller of Vik Brothers Insurance Group in Raleigh, NC, and vice president and controller of NES Holdings, Inc., Raleigh. Mr. Winner is a Certified Public Accountant and holds a bachelor's degree in business administration (accounting) from Bowling Green State University (OH).

In addition, a shift is being made in the duties of Dennis McDaniel, CMA, CPCU, CFM, who formerly served as vice president and controller of Ohio Casualty. Mr. McDaniel's new title is vice president of strategic planning and investor relations. He will be focused on enhancing the company's relationship with investors and the financial community as well as supporting the company's strategic planning efforts. Mr. McDaniel joined Ohio Casualty in 1983 as an accountant, serving in subsequent roles as accounting supervisor,


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accounting manager and assistant controller. Mr. McDaniel graduated from
Miami University (OH) with a bachelor's degree in finance and received his MBA with a concentration in accounting from the University of Cincinnati.

Ohio Casualty Executive Vice President and Chief Financial Officer Donald McKee made the following comments regarding the changes: "We are quite
pleased to have Mike join our senior management team.   His depth of
insurance industry and accounting experience and his management skills will further strengthen our team. Dennis, who has contributed to our turnaround, will now be able to focus his efforts on enhancing our investor relations strategies, as well as assisting the company's strategic planning efforts."


Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 45th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2003). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.1 billion as of September 30, 2003.